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                                                                   Exhibit 12.2

                       UNITED STATES CELLULAR CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                                        (Restated)
                                                                                        Year Ended
                                                                                    December 31, 2000
                                                                                  ----------------------
                                                                                  (Dollars in thousands)
EARNINGS
  Loss before income taxes                                                        $              369,536
      Add (Deduct):
        Earnings on equity method                                                                (43,727)
        Distributions from minority subsidiaries                                                  20,041
        Minority share of losses from majority owned subsidiaries                                   (346)
                                                                                  ----------------------
                                                                                  $              345,504

      Add fixed charges:
        Consolidated interest expense                                             $               35,826
        Deferred debt expense                                                                        782
        Interest portion (1/3) of consolidated rent expense                                       10,933
                                                                                  ----------------------
                                                                                  $              393,045
                                                                                  ======================

FIXED CHARGES
      Consolidated interest expense                                               $               35,826
      Deferred debt expense                                                                          782
      Interest portion (1/3) of consolidated rent expense                                         10,933
                                                                                  ----------------------
                                                                                  $               47,541
                                                                                  ======================

RATIO OF EARNINGS TO FIXED CHARGES                                                                  8.27
                                                                                  ======================

  Tax-effected preferred dividends                                                $                  121
  Fixed charges                                                                                   47,541
                                                                                  ----------------------
      Fixed charges and preferred dividends                                       $               47,662
                                                                                  ======================

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                                                                                                    8.25
                                                                                  ======================
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